Confidential

June 6, 2011

Board of Directors
Jiangbo Pharmaceuticals, Inc. (the "Company")
25 Haihe Road, Laiyang Economic Development Zone
Laiyang City, Yantai
Shandong, China 265200

Dear Members of the Board:

On behalf of the Audit Committee of the Board of Directors of Jiangbo Pharmaceuticals, Inc., I write to memorialize the following events and to inform you of the resignation of the independent members of the Audit Committee for reasons set forth below.

As you are aware, the Audit Committee charter authorizes the Committee "to retain independent legal, accounting or other advisers as it determines necessary to carry out its duties and, if necessary, to institute special investigations." The Company received a subpoena from the U.S. Securities and Exchange Commission ("SEC") on March 26, 2011. In response, the Audit Committee exercised its authority, with the Board's informed consent, to undertake an independent internal investigation of certain issues raised by the SEC and to provide the findings of that investigation to the SEC. The Audit Committee retained Cadwalader, Wickersham & Taft LLP ("Cadwalader"), a law firm that had done no prior work for the company, to conduct the independent investigation by, through, and at the exclusive direction of the Audit Committee. Jointly with Cadwalader, the Audit Committee retained Ernst & Young (China) Advisory Limited ("E&Y") to provide forensic accounting services in connection with the internal investigation at the direction of Cadwalader.

An independent investigation requires the complete and total cooperation from senior management. Unfortunately, the Chairman of the Board of Directors of Jiangbo and members of his management team have exhibited repeatedly their unwillingness to cooperate in even the most basic requests from the investigation team, despite numerous and repeated explanations by the Audit Committee and Cadwalader to explain the importance of this investigation and the expectations of the SEC.

As detailed below, the conduct and statements by the Company and those controlling and advising it have demonstrated a clear and continuing lack of cooperation over the past five weeks. Moreover, the manner and timing of the Company's payments to the Audit Committee's advisers (Cadwalader and E&Y) raise additional serious concerns regarding the veracity or correctness of banking information provided by the Company, and regarding the Company's ability and willingness to pay for necessary costs related to the internal investigation. As a result, the Audit Committee has determined that it can no longer effectively conduct an independent investigation as contemplated in the Audit Committee. The independent internal investigation has been halted. Cadwalader and E&Y have withdrawn from their respective engagements with the consent of the Audit Committee, and the independent members of the Audit Committee have determined to resign, effective today, as will be communicated in separate resignation letters to the Board of Directors.

This letter clearly documents the reasons for these decisions and fully informs the Board of the Audit Committee's recommendations in light of these regrettable circumstances.

The Company's Uncooperative Response to the Independent Internal Investigation

The following chronology describes in detail the substantial efforts taken by the Audit Committee, Cadwalader and E&Y to seek the cooperation of the Company in connection with the independent internal investigation, and the repeated and unreasonable failures of the Company to provide that cooperation.

- *April 19, 2011*: Michael Marks, chair of the Audit Committee, emailed Chairman Cao and Mr. Jin, the Company's CEO, regarding the failure of the Company to timely pay an initial retainers to Cadwalader and E&Y, and the importance of the internal investigation to the Company.
    - "Mr. Jin, thank you for confirming on our call last night at 10:30pm that you would make the relevant retainer payments to [Cadwalader] and E&Y this morning, and that the company is cooperating fully with the audit committee investigation. Please ensure payment is made promptly today as the professional advisors are unable to proceed without these payments, and this will look unprofessional in the eyes of the SEC with whom we now have regular contact regarding scope of work, timetable, etc."
    - "If this payment is not made **<u>today</u>** as promised to the audit committee last week, and again last night on the phone, then I will assume the company is not willing to cooperate with the audit committee's internal investigation and will have no choice but to resign as audit committee chair and independent director. I have sent repeated emails and text messages on this subject, and have also tried to call Mr. Jin on Friday and again yesterday, without any response. The ongoing failure of the company to recognize the importance of this investigation, and to fulfill its responsibilities as a U.S. public company, add additional risk and liability to all of us as directors and officers of the company."
    - "Please send me proof of the wire transfers ASAP today, so that I can notify [Cadwalader] and E&Y that we are proceeding with this investigation with the full cooperation of the company."
- *April 20, 2011*: Cadwalader and E&Y received initial retainers from the Company.
- *April 24, 2011*: Jacqueline Fan of E&Y met with Mr. Cao in Beijing to explain the investigative process generally.
- *April 25, 2011*: John Wang, independent member of the Audit Committee, Cadwalader partner Rocky Lee, and Ms. Fan met for one and one-half hours with Mr. Cao, Company

counsel, and other Company representatives in Beijing to explain further the investigative process.[1] During that meeting, Mr. Lee explained to Mr. Cao that:

- Cadwalader represents the Audit Committee, and not Mr. Cao nor the management of Jiangbo.

- The SEC expressed concern over the progress by Loeb & Loeb in response to the SEC's subpoena and indicated that the SEC was willing to consider the results of an independent investigation through a law firm that has not previously represented the Company.

- Cadwalader and E&Y's independence from management is absolutely critical to the SEC in order for the internal investigation to have any benefit for the Company. Cadwalader and E&Y therefore report to the Audit Committee and take direction solely from the Audit Committee.

- The SEC had threatened additional action against the Company if Cadwalader and E&Y are not allowed to conduct a prompt and thorough investigation into the six areas that the SEC had identified.

- The SEC has a number of very drastic steps it could take against the Company if there is not an investigation to the SEC's satisfaction, including delisting the stock from trading on an exchange, possibly suing the Company on suspicion of wrongdoing, freezing assets in the US, and involving the Chinese Securities Regulatory Commission in the matter. Adverse SEC actions may also trigger lawsuits by the plaintiff's lawyers against the company and individual officers and directors.

- It was therefore imperative that the Company, including management and employees, cooperate fully in the investigation by Cadwalader and E&Y, including providing any and all documents and information requested, being completely forthcoming and truthful, and ensuring that all relevant individuals associated with the Company are available for interviews when requested.

- The next two months were anticipated to be intensive, and the best thing management and the Company could do was to cooperate with Cadwalader's and E&Y's efforts.

- Cadwalader and E&Y would likely not be able to share much information with management during the course of the investigation. To ensure independence in the eyes of the SEC, there will be many things Cadwalader and E&Y must do without telling management, or without explaining to management the purpose of certain investigative steps.

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[1] Other attendees at this meeting included George Zhou, of Beijing Tengzhong Investment Ltd., James Lei, of E&Y, and Frank Mariano and Cathy Xie, of Loeb & Loeb (the Company's counsel).

- Cadwalader and E&Y would need to be paid timely in order to appropriately conduct the internal investigation and ensure independence. If the SEC thinks that management is withholding our payments to constrain the internal investigation, then the SEC will likely intervene and take over the investigation.

- Mr. Cao indicated to Mr. Lee and Ms. Fan that he understood and appreciated the information and explanation, and pledged his full support of the internal investigation.

- *Week of April 25, 2011*: E&Y arrived on-site at the Company on April 25 and delivered to the Company its initial requests for documents and information.[2]

  - Information requested included, among other things: a list of individuals employed during the period under investigation; bank account information and bank statements; information relating to the Company's IT environment; list of employees' company email addresses; contact information of the Company's web-based email service provider; list of Company computers and their respective users; and a walk-through of documents used in relation to the Company's sales, purchases, production and warehouse processes.

  - Many of these requests were critical initial requests necessary for Cadwalader and E&Y to understand what further steps to take regarding the potential preservation, collection and review of relevant materials, and to identify potentially relevant witnesses.

  - During the week, E&Y met with members of management in an effort to explain the requests and to obtain necessary materials as requested. E&Y also requested to conduct initial discussions with relevant personnel and to conduct walk-through interviews in relation to the Company's sales, purchases, production and warehouse processes.

  - Yuanfeng Fu, the Company's Controller, initially indicated to E&Y that certain requested documents (e.g., a list of historical employee list, a list of employees' company email addresses; contact information of the Company's web-based email service provider) were not available. Mr. Fu informed E&Y subsequently on May 3, 2011 that he had this information but that Mr. Cao did not agree to release these materials to Cadwalader and E&Y.

- *April 30, 2011*: By the end of this week, E&Y informed Cadwalader and the Audit Committee of significant difficulties in obtaining necessary information and documents from the Company. Company employees had informed E&Y that Mr. Cao had to approve the release of any materials to Cadwalader and E&Y, and that he was not, at that

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[2] A list of the documents and information requested that are still outstanding as of June 2, along with their original request date, is attached hereto as Exhibit A.

time, willing to provide information that would not otherwise be available to outside auditors.

- Although the Company provided some information as requested that week, none of the information itemized above was provided.

- As described below, some portions of this requested information was provided only at the end of May and beginning of June, but a number of these initial requests remain outstanding or incomplete as of June 3, 2011.

- *May 3, 2011*: Mr. Jin, the Company's CEO, requested a copy of E&Y's engagement letter with the Audit Committee in order to share the letter with Mr. Cao. Cadwalader instructed E&Y to refrain from sharing the engagement letter with management in light of the potential impact on the independence of the investigation.

- *May 3, 2011*: The Audit Committee and Mr. Lee participated in a lengthy call with Mr. Cao to discuss the Company's apparent unwillingness to provide materials to E&Y and Cadwalader as requested.

    - Mr. Cao explained to the Audit Committee that he did not understand why E&Y requested certain documents or how those materials were within the scope of the investigation.

    - Mr. Cao further explained to the Audit Committee that he was not willing to provide materials to Cadwalader and E&Y that were beyond the scope of a regular audit.

    - The Audit Committee and Mr. Lee reiterated the purpose and process of the internal investigation, and the paramount importance of the Audit Committee's independence. The Audit Committee and Mr. Lee also explained that the internal investigation was more in-depth than a normal audit, and that independence required that management should not attempt to negotiate the scope of the investigation.

    - Mr. Cao requested to understand in detail the scope of the internal investigation. The Audit Committee and Mr. Lee took that request under advisement, but reiterated the need for independence and implored Mr. Cao to cooperate fully with the internal investigation for the reasons previously discussed at length.

- *May 4, 2011*: Mr. Fu informed James Lei of E&Y that Mr. Cao had not agreed to release information requested by E&Y. Thereafter, Mr. Lei met with Mr. Cao in person in Laiyang to explain to Mr. Cao the importance of E&Y receiving the information requested.

    - Mr. Cao indicated to Mr. Lei that he would not provide access to information or materials that were beyond the scope of a normal audit, without again discussing the investigation with the Company's Audit Committee.

- Mr. Cao indicated in particular that he remained unwilling to give E&Y information and materials relating to the Company's computer and IT information, systems and vendors, and email addresses. Mr. Cao indicated that he was concerned that the internal investigation would "seize" materials that would impact privacy concerns and/or the Company's business.

- Mr. Cao told Mr. Lei that he was unwilling to reveal any details regarding the Company's acquisition of land use rights, or any information, including employee lists or sales information, that might tend to raise issues regarding the propriety of payments relating to sales and marketing.

- *May 5, 2011*: E&Y requested information from Ms. Sung, including, for example U.S. bank account and bank statement information. Thereafter, Ms. Sung informed E&Y that, Mr. Jin, the CEO, required her to update him regarding what E&Y had requested. Ms. Sung further explained that Mr. Jin informed her that the Company had not authorized her to share Jiangbo materials with E&Y or Cadwalader and that Mr. Jin instructed her not to provide any materials until further notice from the Company.

- *May 6, 2011*: Ms. Fan spoke with Mr. Jin and Mr. Fu. They explained to Ms. Fan that, per Mr. Cao's instructions, other than certain bank information, the Company would not provide any other information to E&Y or Cadwalader (even if the items would be considered reasonable under a normal audit), until: (1) Mr. Cao was able to review the E&Y engagement letter in order to understand precisely the scope of work and the payment terms of the engagement and (2) Mr. Cao understood the scope of work and why certain information was required as part of the investigation.

    - Mr. Fu also explained to Ms. Fan that he had already prepared other information that E&Y had requested, but that Mr. Cao had specifically instructed him not to release those materials.

- *May 6, 2011*: Mr. Marks sent an email to, among others, Mr. Cao and senior Company management. In the email, Mr. Marks explained the following

    - "Following our call with Mr. Cao [on May 3], John Wang and I did have a call with [Cadwalader] and E&Y, and have requested them to draft a memorandum to the company, explaining the scope of work and the reasons for the requested materials, to the extent that it is appropriate to do so. [I]t is not appropriate to share the detailed engagement letter with the company, [because] this would interfere with the independence of the investigation in the eyes of the SEC. Please understand, there is no legal obligation for the audit committee or [Cadwalader] to produce this memo, or explain ourselves to the company, and this is only being done as a courtesy and in the spirit of cooperation, to enhance the company's understanding of the process. Hopefully this memorandum can be completed today and sent to the company as soon possible. Then, combined with the all-parties phone call suggested above, we can help the company understand the importance of the investigation, the independent nature of the investigation, and the relevance of the requested materials."

- "This back and forth between company management and E&Y regarding scope of work, approving of requested materials, etc. is a waste of time and is costing us days and days against a tight deadline set by the SEC. The company should not be 'negotiating' which materials it is willing to share and which it is not, and should not be unreasonably withholding information or access to internal staff or third parties. The investigation needs to be able to run independently and efficiently, without undue influence from management. Also, in terms of running a true independent investigation, the company should not interfere at all with respect to defining scope of work, or approving or refusing requested materials. Hopefully the memorandum mentioned ... above, combined with the all-parties phone call ..., we can help the company understand the importance of the investigation, the independent nature of the investigation, and the relevance of the requested materials."

- *May 6, 2011*: Mr. Jin emailed Mr. Marks and explained that the Company had concerns about the scope and costs of the investigation, and that Mr. Jin would not authorize payment for any investigative work that he thought was unnecessary.

  - "Dear Mr. Michael [*sic*] and Audit Committee, being the CEO of Jiangbo Pharmaceutical, I present that all the staff of my company will completely cooperate with the work of the auditors, attorneys and audit committee according to US and PRC regulations. I just require that this special purpose audit to be conducted under laws (particularly Chinese laws), fair, reasonable, and based on facts. Meanwhile, please make it cost efficient as the cost will be borne by the company's shareholders and I have the duty to guard for their interests. I just want to make the audit and pay for it within the range we have previously co-decided. I will not and do not permit any additional payment for the workload of this time undue audit."

- *May 7, 2011:* Mr. Marks emailed Mr. Cao and Mr. Jin to reiterate the importance of the Company's cooperation.

  - "We fully appreciate your concerns and issues raised. Please understand that in terms of the law and SEC practice, the company is not allowed to influence the scope of work in any way. This is what an independent investigation means. The company is not even allowed to refuse confidential or proprietary information, because the SEC has the right to access confidential information. With respect to costs, the company is currently causing the investigation to suffer a far longer and less efficient process, which is already resulting in additional costs. And if the investigation is prevented or slowed down in any way, this will result in a far great cost and liability for shareholders, management, and staff. Hopefully the lawyers and E&Y can make these points clearer to you and Mr. Cao on the phone call this morning and the company can continue to cooperate fully with the investigation."

- *May 7, 2011*: The Audit Committee, Cadwalader, and E&Y participated in a three-hour phone call with Mr. Cao and senior Company management. Brad Bondi, a partner with

Cadwalader, and others on the investigation team, explained generally the scope of investigative work that was agreed-upon by the SEC and explained in detail the process of an internal investigation, the importance of document preservation and collection, the importance of independence in the internal investigation, and the importance of the Company's cooperation. The Audit Committee shared with Mr. Cao a memorandum (translated into Mandarin Chinese) that Cadwalader wrote to explain these issues, as referenced in Mr. Marks' email of May 6.[3]

- Mr. Cao indicated that he understood and appreciated the necessity for the internal investigation and its independence, and agreed to ensure that the Company cooperated with the investigation and provided the materials requested.

- *May 9, 2011*: Mr. Fu informed Ms. Fan that he had not received any new instructions from Mr. Cao, and therefore would not provide any information to E&Y until further notice.

- *May 11, 2011*: E&Y provided an updated document request list to the Company, highlighting the outstanding items still necessary for the conduct of the independent internal investigation.

- *May 12, 2011*: In response to the updated document request list, Mr. Fu explained to E&Y that Mr. Cao had again instructed the Company not to provide any materials to E&Y, including those only relating to normal financial audit.

    - Per Mr. Fu, Mr. Cao explained that he never came to a complete agreement at the end of the conference call on May 7, despite his statements during the call to the contrary.

    - Mr. Fu explained that Mr. Cao still thought that certain documents were not necessary for the internal investigation.

    - Mr. Fu further explained that Mr. Cao was reviewing in detail the Cadwalader memorandum of the investigation topics in an effort to determine the reason for each item on the document request list.

    - Finally, Mr. Fu mentioned specifically that Mr. Cao did not want to provide information regarding emails and computers, and that Mr. Cao did not think that further supporting documents related to RMB 200 million payment needed to be provided because he believed the referenced transaction was unrelated to Jiangbo.

    - In addition to the Company's unwillingness to provide requested documents, the Company's employees also demonstrated non-cooperation during E&Y's continued attempts to obtain relevant information and materials on-site at Jiangbo. For example:

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[3] This memorandum is attached as Exhibit B.

- E&Y called Anji Li, Manager of Production Department, and requested to perform a walk-through interview relating to the Company's production processes. Mr. Li indicated that he was too busy to prepare walk-through documents and then abruptly hung up the phone and refused to answer E&Y's questions. E&Y could not reach Mr. Li thereafter.

- Pengfei Gai, Manager of Materials Department, refused to respond to E&Y's requests to perform walk-through in relation to purchasing and warehousing processes and to perform physical visits to where Goods Delivery Notes and Goods Receipts Notes were printed out and where the historical document were archived. Gai refused to leave the employee wash room in order to avoid answering E&Y's questions.

- Mr. Fu refused to provide E&Y with necessary contact information or to arrange interviews with relevant sales personnel necessary for E&Y to obtain a general understanding of the Company's sales' activities.

- *May 12, 2011*: Ms. Sung indicated to Cadwalader that before the Company would authorize E&Y and Cadwalader to collect any Jiangbo-related materials in her possession, the Company required a list of the specific items that E&Y and Cadwalader were requesting. Because E&Y and Cadwalader were not permitted to review her materials, they necessarily could not identify with particularity what materials might be subject to the SEC's preservation requirements, or which of those materials Cadwalader and E&Y may need to review as part of the internal investigation.

- *May 13, 2011*: The E&Y team determined that it was futile to continue on-site field work until the Company provided the requested documents, information and access.

- *May 13, 2011*: Mr. Lee reached out to Mr. Cao to discuss status of Company's response to the investigation. The call did not take place until May 17 because of Mr. Cao's travel schedule. In the meantime, no additional documents or information were provided to E&Y or Cadwalader.

- *May 16, 2011*: Mr. Fu informed E&Y that there were no further instructions from Mr. Cao to provide any further documents or information.

- *May 17, 2011*: Mr. Marks emailed Mr. Cao and Mr. Jin regarding the status of the internal investigation. Mr. Marks explained the Company's continuing lack of cooperation, and the potential serious consequences if cooperation was not forthcoming immediately:

  - "The audit committee met several times on this over the past few months, and more specifically prior to the engagement of both [Cadwalader] and E&Y, and determined the scope of work and fees to be paid. The audit committee acted fully within its authority as described in the audit committee charter. The company's obligation is to pay the fees and to cooperate with the work and

documents requested. The company is not allowed to interfere with the scope of work, fees, documentation requests, etc."

- "Furthermore, we have learned from [Cadwalader] and E&Y that the company has stopped its cooperation with the investigation. We understand Mr. Cao has instructed Mr. Fu not to provide any further documents to [E&Y] as of last week, and per [E&Y's] discussion with Mr. Fu, the [E&Y] team did not return to the field on Monday this week as initially scheduled. This is unacceptable, and we have spent countless hours trying to explain to management the potential and highly likely negative consequences of this failure to cooperate, not to mention the additional fees and expenses incurred in wasting [E&Y's] and [Cadwalader's] time. If this situation is not rectified, and the company continues to withhold documents requested by [E&Y], and refuses to pay fees as and when they are due, then we will have no choice but to report to the SEC that the company is not cooperating with the investigation and we will stop our own investigation. At that stage, I will also inform the company and the SEC that I am no longer willing to serve as audit chair. This will likely cause the SEC to take very severe action against the company. Please advise immediately your willingness to proceed with the investigation, including the scope of work as defined by the audit committee, and the provision of ALL documents requested by [E&Y] on a timely basis."

- *May 17, 2011*: Mr. Lee and Mr. Cao discussed the status of the investigation by phone. Mr. Lee again explained the purpose and process involved with respect to the internal investigation. Mr. Lee also explained that the cost of the internal investigation was likely to be significantly more than the initial retainer received by Cadwalader.
    - Mr. Cao indicated that (1) he intended to and wished to cooperate fully; and (2) the Company would pay for the costs of the investigation, but that he wished to meet with Mr. Lee in person again to discuss the matter further.
    - Mr. Cao agreed to talk with Mr. Lee further on May 18 in person in Beijing.
- *May 18, 2011*: Mr. Lee met with Mr. Cao in Beijing, and Mr. Cao informed Mr. Lee that the Company was not completely committed to progressing or completing the investigation. Mr. Cao asked Mr. Lee for one day so that Mr. Cao could consider the Company's position with respect to the internal investigation.
- *May 19, 2011*: Mr. Fu emailed Mr. Lei and indicated that Mr. Cao would discuss with Company's legal counsel before providing any of the requested documents.
- *May 19, 2011*: Mr. Marks requested an emergency Board meeting to discuss the current status of the investigation. Mr. Marks indicated his concern that the Company was not committed to progressing or completing the investigation. He also reminded Board members of the potential severe consequences of the Company's lack of cooperation.
    - "As we have noted previously, stopping the independent investigation will have immediate and severely negative consequences and potential liability for the

company as well as for individual directors, managers, and staff of the company, including SEC legal action, NASDAQ legal action, investor legal action, substantial loss in market value, etc. If the company is not willing to cooperate with the independent investigation and fulfill its obligations as a U.S. public company, I will also no longer be comfortable to continue to serve as independent director and audit chair."

- *May 19, 2011*: There was a three-hour emergency meeting of the Board of Directors, which dealt with the status of the Company's response to the internal investigation. The meeting covered <u>again</u> the scope of the investigation, the importance of document collection and preservation, the importance of independence, and the need for the Company's full cooperation. The directors also discussed the potential ramifications if the Company was unwilling to conduct or complete the internal investigation in an appropriate manner

- *May 20, 2011*: Mr. Marks sent an email to the Board of Directors outlining the necessary "critical steps" required as part of the internal investigation to be completed that same day.

  - "If the immediately critical steps [described below] are not completed by **6pm today, Friday May 20th, 2011**, I will resign as audit chair of the company effective immediately, informing CWT and E&Y that the company is not willing to cooperate with the independent investigation, and that they should inform the SEC of this fact."

    - Chairman Cao calls Rocky Lee at CWT today and confirms Jiangbo's commitment to complete the investigation and pay the related fees on time.

    - Jiangbo pays the current outstanding invoice for CWT today, and emails me proof of payment today.

    - Jiangbo pays the current outstanding invoice for E&Y today, and emails me proof of payment today.

    - Jiangbo provides authorization to Elsa Sung to provide information requested by E&Y and which Elsa has already prepared but has communicated that Jiangbo's authorization has not been obtained.

    - Jiangbo informs Elsa Sung to release her personal computer for imaging (Elsa herself already agreed to this).

    - Jiangbo authorizes CWT's access to Frazer Frost's workpapers.

    - Jiangbo provides to E&Y immediately today the following critical and outstanding information:

- List of employees' company email address
- The contact information of Company web-based email service provider
- List of officers and directors that use personal email accounts for Jiangbo business and their personal email addresses.
- List of computers and users
- A list of company bank accounts (including closed bank accounts and brokerage account)
- Bank statements for the covered periods
- Notes Payable Deposit Contract
- Bank acceptance bill stubs
- Bank acceptance bill register
- Yantai Jiangbo Pharmaceuticals' bank slips of its receipt of RMB 200 million
- Hilead's bank slips of its receipt of RMB 200 million, and relevant journal vouchers
- Report on the verification of capital in relation to the RMB 200 million capital increment of Hilead

- *May 20, 2011*: The Company did not fulfill the "critical steps" described by Mr. Marks in his May 20 email. Mr. Marks refrained from immediately resigning based only on Company counsel's request for more time.

  - Eugene Licker of Loeb & Loeb ("Loeb") emailed Mr. Marks in connection with the Company's lack of cooperation and indicated: "I know. I understand. I am dealing with this with many China-based companies. Once again, I wish I had involved myself earlier but I did not know there were issues. Sometimes what you need is an intermediary for a lot of reasons, most of which you understand better than I do. I promise not to needlessly prolong matters and to make myself available. I just ask that you hold off drawing lines in the sand and give me a chance to try to get things moving. I told Mr. Cao how terrific you have been with the SEC, and as an Audit Committee chair, and I meant it. Let's all try to keep moving forward."
  - Mr. Marks responded to Mr. Licker: "Thanks for your efforts. We also had a 3-hour full board meeting until past midnight last night. I believe the company can

still fulfill its obligations here and make use of the assistance of the audit committee and [Cadwalader and E&Y]. But on the other hand we have done nothing but "discuss" the past 2 weeks, and we are all really exposed now. I sent the company several time-critical tasks this morning which need to be completed by today to show their commitment to the investigation. It is the only way for the company to show a real commitment rather than broad, endless rhetoric. My assessment as to whether to continue as independent director will be based on the company's response to these issues."

- *May 23, 2011*: Mr. Fu emailed Ms. Fan and indicated the following: "The Company, Chairman Cao, Mr. Jin and I are willing to cooperate with the investigation, and we also would like to see our cooperation go smoothly. However, based on Chinese law and advice from our Chinese counsel, certain documents requested by you may impact employee privacy, with potentially legal risks. It would not be convenient for us to provide such documents. Hope you understand. Thanks."

    - Thereafter, E&Y called Mr. Fu for further clarification. Mr. Fu indicated that (1) per his understanding, Loeb would reach out to Cadwalader that evening to discuss the document request list, and (2) Mr. Jin was still discussing with Mr. Cao regarding payment of Cadwalader's and E&Y's outstanding invoices.

- *May 23, 2011*: Mr. Lee and Mr. Cao <u>again</u> discussed the status of the investigation, and the potential costs.

    - Mr. Lee explained that the continuing difficulty in obtaining materials, and Mr. Cao's indications that he was not comfortable with the potential costs of the investigation, raised concerns for Cadwalader and E&Y that substantial fees that were about to be incurred may not be paid and, if fees were paid, that the investigation would not be able to obtain information and materials necessary for completion. Mr. Lee explained that in light of these factors, Cadwalader found it necessary to request an additional retainer. Mr. Cao asked for an upper estimate of potential fees, and Mr. Lee suggested that a retainer of three installments of 5mm RMB was likely to cover all anticipated costs of the internal investigation, but that any unused amounts would be returned to the Company.

    - Mr. Cao agreed to the additional retainer, and vowed to cooperate with the internal investigation.

- *May 23, 2011*: Mr. Lee emailed Mr. Cao reminding him of his agreement to pay the additional retainer installment for the reasons previously discussed. Mr. Lee warned Mr. Cao of the potential impact of the Company's failure to commit appropriate funds:

    - "We hope that Jiangbo will complete the RMB 5 million advance payment by the close of business Tuesday [May 23]. If we have not received payment we will need to inform the SEC of this delay in Tuesday's phone call and thereafter resign as the investigator. The SEC has customarily regarded delay or rejection of payment as one of the significant facts showing an investee's attitude of being

uncooperative. If we are required to resign the SEC would take over the investigation ... resulting in significant harm to Jiangbo."

- *May 23, 2011*: The Company did not pay the additional agreed-upon retainer.

- *May 24, 2011*: Mr. Marks emailed Mr. Licker regarding the status of the Company's response to outstanding requests for information and fees.

    - "Do you have any further update from your side? The company told us that the chairman would meet with Loeb in Beijing on Monday, and that they are committed to continuing the investigation. However, E&Y has still not received any further info, has stopped work for almost two weeks now, and [Cadwalader] is chasing fees and communication from the company."

- *May 24, 2011*: Mr. Licker informed Cadwalader that Loeb would act as a liaison with respect to the internal investigation and that all communications should be conducted through him, and not directly with Mr. Cao.

- *May 25, 2011*: The Company paid the outstanding invoices of Cadwalader and E&Y (totaling approximately RMB 1.7 million).

    - The first tranche of Cadwalader's April fee was paid from a personal account of an individual named (the name of a cashier at Jiangbo), via internet banking.

    - E&Y had previously asked Mr. Fu whether the Company uses internet banking, and Mr. Fu had responded that the Company did not use and did not have access to internet banking.

- *May 25, 2011:* Mr. Jin later emailed Mr. Lee regarding the status of the Company's payment of the agreed-upon retainer.

    - "First, I would like to thank you for your kind support and help to Jiangbo. The management team of Jiangbo has been trying best to cooperate on the investigation, and has been actively discussing and working on the fee issues. We are in the process of making payments as requested. As you may know, there is some procedures that the company must go through to make the payment, which may take some time to execute. We would like to thank you for you kind understanding of the duration that might caused. If you have any questions, please feel free to contact me via email or phone. We can discuss over the phone on the fee issues if necessary."

- *May 25, 2011*: Mr. Bondi and Tom Kuczajda, a special counsel with Cadwalader, discussed with Mr. Licker by phone the Company's continuing lack of cooperation, the Company's apparent unwillingness to commit to pay the costs associated with the internal investigation, and the outstanding requests for documents.

- Mr. Licker asked that Cadwalader reconsider the additional retainer request, but indicated that he would work with the Company to ensure all outstanding requests for documents and information would be fulfilled as soon as possible.

- Mr. Licker also indicated that it was his position that any and all information collected as part of the internal investigation, including interim findings, were privileged, and that the Audit Committee was not authorized to provide any such information to the SEC.

- *May 25, 2011*: Cadwalader again requested to collect materials from Ms. Sung. She reiterated that, although she had no objections, the Company would not authorize the collection of any of her Jiangbo-related materials without a list of what Cadwalader and E&Y intended to collect.

  - Mr. Kuczajda emailed Mr. Licker and explained that the objective of collecting Ms. Sung's materials was "simply [to] preserve all Jiangbo-related materials, and only Jiangbo-related materials, on Elsa's computer, emails and in hard copy, that are in her possession," and that "we will review the materials collected only to the extent those materials relate to the topics which are the subject of the internal investigation, and only as authorized by the Audit Committee."

- *May 25, 2011*: Mr. Marks and Mr. Wang informed the Company of their intention not to stand for re-election to the Board.

- *May 26, 2011:* Mr. Wang emailed the Board of Directors in response to a request from the Company to publicly disclose that Mr. Marks and Mr. Wang had no differences with the Company.

  - Mr. Wang indicated that he has several disagreements with the Company, including that he "believe[d] the Company should comply with the requests by E&Y and [Cadwalader], including but not limited to the requests for Elsa's computer and a list of all the computers and emails used by employees for business purposes." As described below, Mr. Marks seconded these comments on May 27, 2011.

- *May 26, 2011*: E&Y followed up with Mr. Fu regarding the status of outstanding requests. Mr. Fu indicated that an internal company meeting was scheduled for that evening to discuss the status of the investigation and the outstanding information/document requests, but that no additional documents or information would be currently forthcoming.

- *May 26, 2011*: Mr. Lee and Mr. Cao <u>again</u> discussed by phone the status of the investigation and the agreed-upon retainer.

  - Mr. Cao suggested breaking the first RMB 5 million retainer payment into two separate payments of RMB 2.2 million and RMB 2.8 million with the

first payment being paid May 30, and the latter payment being paid within one month. Cadwalader agreed to this further installment payment request.

- Within an hour of the conversation with Mr. Cao, however, Mr. Lee was informed by Mr. Jin that the Company was still considering whether to pay the requested additional retainer at all.

- *May 26, 2011*: Mr. Licker emailed Mr. Lee and indicated that the Company would honor its payment obligations only as set forth in the written engagement letter.

- *May 27, 2011*: Mr. Marks emailed the Board of Directors in response to a request from the Company to publicly disclose that Mr. Marks and Mr. Wang had no differences with the Company. Mr. Marks referred to Mr. Wang's prior email to the Board, and wrote:

    - "I second John's concerns about the lack of professionalism within the company over many years of delayed payments, lack of focus of senior management, commitment of company resources to related parties, treatment of professional service providers and company executives, etc. I am also completely dissatisfied as a result of the recent experience with respect to the long delays and attempted interference with the scope of the internal investigation which are causing the company and all of us as individuals to be at increased risk and to bear further time and cost than if the company had cooperated fully the past month. For example, even though I have seen many emails from you this week telling the lawyers that the company will cooperate with the investigation, I hear from E&Y last night that they are still waiting for the outstanding materials which Mr. Fu has prepared but which Mr. Cao has not yet approved for release. This is again a sign of Mr. Cao's interference with the scope and process of the investigation. These materials should be delivered immediately today to E&Y so that they can recommence their investigation after two weeks of delay. As it stands right now, [Cadwalader] already has to report our delays to the SEC, which is likely to result in additional subpoenas, revisiting Elsa's testimony, and other negative consequences for the company which could have been avoided if the company stood by its verbal commitment to cooperate with the investigation by actually delivering outstanding documents and retainer payments."

    - "With the above in mind, I am therefore still reserving my right to resign immediately at any time over the next month if the company does not cooperate fully with the independent investigation, or does not fulfill its obligations as a U.S. public company in any other way. If the company continues to comply with the internal investigation, I will simply stand down at the AGM at the end of June, which has less of an impact for the company in the immediate and long term. With this in mind, I am not willing to confirm right now the statement you wish to include in the 8K."

- *May 27, 2011*: Mr. Marks contacted Mr. Jin and Mr. Fu to encourage the Company to cooperate. Mr. Jin and Mr. Fu indicated that they were waiting on further instructions from Mr. Cao. In addition, E&Y again followed up with Mr. Fu regarding the status of

outstanding requests. Mr. Fu indicated to E&Y that Mr. Cao had not attended the internal Company meeting on May 26, and therefore there was no further decisions or instructions from Mr. Cao.

- *May 27, 2011*: Ms. Sung indicated to Cadwalader that she had been authorized to permit Cadwalader and E&Y to examine and review the Jiangbo-related materials in her possession. Ms. Sung and Mr. Licker suggested that arrangements be made to limit Cadwalader and E&Y involvement in order to keep costs down. Cadwalader suggested accommodations, including having Ms. Sung travel to New York or Washington, D.C., to reduce travel costs, but stressed the desire to collect the materials as soon as possible. Cadwalader suggested that Cadwalader and E&Y meet with Ms. Sung on June 1 in either Florida, New York, of Washington, D.C., to examine and collect the materials. No final arrangements for the collection of these materials were set.

- *May 27, 2011*: At the end of the day in China, E&Y received from Mr. Fu some of the materials previously requested. However, some of the information remained incomplete, and the Company still flatly refused to provide other information. For example:

    - the Company refused to provide documents relating to the Company's sales, purchases, production and warehouse processes because the Company and the Company's legal counsel deemed those materials irrelevant to the investigation;

    - the Company's response to a request for a full historical employee list contains only sixteen names and the dates of employment are not specified;

    - the Company's response to a request for company email addresses contains only fourteen email addresses;

    - the Company's response to a request for a list of personal email addresses used by employees for Jiangbo business purposes contains only two names.

- *May 27, 2011*: Mr. Lee emailed Mr. Licker and explained the current status of the investigation, the Company's cooperation, and the agreed-upon additional retainer.

    - "We are now at a point where we must decide whether to continue forward or withdraw. In order for us to continue forward and to ensure our independence, however, we cannot be always arguing over payments from the company to complete our necessary work. That is why we requested the advancement from the company, and any unused funds would be refunded to the company. This is not a fixed fee; it is an advancement of a retainer for necessary investigative work that is scheduled to take place and to ensure our independence. We have a call scheduled with the SEC on Monday [May 30]. If we do not receive the first installment of the retainer in the amount of RMB 2.2 million by 6:00 pm China Standard Time, we will have no choice but to withdraw from this representation and notify the SEC of our withdrawal on our scheduled call with the SEC on Monday, New York Eastern Standard Time. You have given us no other choice."

- *May 30, 2011*: The Company failed to pay the agreed-upon retainer; and documents and information previously requested remained outstanding.
    - Mr. Fu emailed Cadwalader, indicating that Mr. Cao would make the payment of the first installment of the agreed-upon retainer on May 31.
- *May 31, 2011*: The Company again failed to pay the agreed-upon retainer; and documents and information previously requested still remained outstanding.
    - Mr. Fu informed Cadwalader that the Company's bank did not want the Company to make any payments at the end of the month because the bank was completing its account settlements.
    - Mr. Cao told Cadwalader that the funds would be wired on June 1. Mr. Cao also indicated that he would unconditionally release all documents requested by E&Y and Cadwalader.
- *June 1, 2011*: The Company again failed to pay the agreed-upon retainer; and documents and information previously requested still remained outstanding.
    - Mr. Licker informed Cadwalader that Mr. Cao had given his word that the RMB 2.2 million retainer would be paid "first thing in the morning."
- *June 1, 2011*: Mr. Fu told E&Y that the Company would provide all outstanding documents, but indicated that he wanted E&Y to send a more detailed document request list to him (despite the fact that the materials had been requested weeks ago, and despite numerous meetings with E&Y regarding the requests). Mr. Fu also indicated that certain documents could only be reviewed on site. E&Y provided a detailed document request list to Mr. Fu, and also had several telephone calls with Mr. Fu during the day to provide clarifications to questions raised by Mr. Fu regarding certain items in the document request list.
- *June 1 and 2, 2011*: E&Y received some additional materials from the Company, but E&Y's document request list remained unfulfilled.
    - As of June 2, 2011, the following information and documents had not yet been provided and were ***still outstanding***:
        - Bank statements retained by the Company for large portions of the review period relating to several bank accounts;[4]

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[4] The following bank statements have not yet been provided: (1) . July 2008 to December 2008, January 2010 to March 2010, May 2010, July 2010, August 2010, November 2010; (2) July 2008 to December 2008, April 2009; and (3) LLP: all bank statements for the review period *except* January 2009 to March 2009, July 2009 to December 2009, January 2010 to October 2010, and January 2011 to March 2011.

- the Company's authorization and arrangements for E&Y to obtain bank statements and bank confirmations independently from certain banks;[5]

- Auditor's Verification Report on the capital injection in relation to the RMB 200 million capital of Hilead;

- 2010 medicine tendering documents;

- Foreign currency receipt clearance documents in China in relation to the receipt of the foreign currency notes and debentures;

- Material Request Form and material demand plan for October 2009 to December 2009;

- Documents relating to one of the two interest payments for its November 2007 Debenture and May 2008 Notes; and

- Material Request Form and material demand plan for October 2009 to December 2009.

- In addition, E&Y had not yet had access on-site to 147 sample vouchers requested on May 13, 2011 and 63 sample vouchers requested on June 1, 2011

- As of June 2, 2011, the following information and documents were ***provided incompletely and/or raised questions regarding the thoroughness and accuracy of the Company's response***:

    - The Company purported to provided a historical employee list, but the list provided does not include complete department and position information;

    - The Company purported to provide a list of employees' company email addresses, but included a list of only fourteen email addresses, even though the Company has 456 employees according to the current employee list;

    - The Company purported to provide the name of the Company's web-based email service provider, and indicated that the provider was located in Yantai, even though the Company had previously indicated that the Company used a vendor based in Beijing;

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[5] The following bank statements and confirmations have not yet been provided by certain banks: (1) bank statements for Laiyang Jiangbo and Genesis Jiangbo's accounts at (2) bank statements for Genesis Jiangbo's two accounts ended with and respectively at (3) the bank confirmation for Genesis Jiangbo's two accounts ended with and respectively at

- The Company purported to provide a list of officers and directors that use personal email accounts for Jiangbo business and their personal email addresses, and included only two names. However, E&Y had observed on-site a contact list posted in Jiangbo's Finance Department with more than ten personal email addresses. In addition, the Finance Supervisor, Mr. Zhou, used his personal email address for correspondence with E&Y;

    - The Company purported to provide a list of Company computers and users. Per the fixed asset list provided by the Company on April 25, 2011, there are six computers located at Hilead, whereas the computer list provided recently by the Company does not list any computers located at Hilead;

    - The Company purported to provide a list of Genesis Jiangbo's bank accounts, but the number of bank accounts provided is inconsistent with the number of bank accounts previously identified to E&Y by Ms. Sung;

    - The Company purported to provide a list of foreign currency notes and debentures, but the list provided does not include information relating to interest due dates; and

    - The Company purported to provide documents relating to the sales, purchase, production and warehouse processes of the Company, but the documents do not include sales and procurement contracts, material logs, and other requested documentation.

- *June 2, 2011*: Mr. Fu informed the Audit Committee that the RMB 2.2 million agreed-upon retainer had been wired to Cadwalader's account, however Cadwalader received only RMB 400,000 from the Company.

  - Mr. Fu later explained that the amount was not the total RMB 2.2 million because of a transfer limitation set by the Company's bank, and that the remainder of the retainer would be paid by June 3.

  - Based on the wire transfer record provided by Mr. Fu, the wire transfer was initiated from Jiangbo's account at via internet banking.

    - The Company had previously provided documents to E&Y indicating that approximately of its cash was held at and that was not the Company's primary account.

    - As noted above, E&Y had previously asked Mr. Fu whether the Company uses internet banking, and Mr. Fu had responded that the Company did not use and did not have access to internet banking.

- *June 3, 2011*: Cadwalader received the remainder of the RMB 2.2 million agreed-upon retainer (transferred from

- *June 3, 2011*: Mr. Marks, Cadwalader, and Loeb participated in a call to discuss the status of the internal investigation.

  - Loeb reiterated its position that, to Loeb's knowledge, the Audit Committee had not been authorized to disclose any findings to the SEC, and that the Board should consider whether to grant that authorization only at the end of the internal investigation.[6]

Reasons for Resignation

The facts and circumstances described above reveal a situation in which it is not possible for us to fulfill our obligations as independent members of the Audit Committee, and have left us no choice but to tender our resignation. In particular, the following reasons have compelled this decision:

1. ***Lack of Cooperation.*** Over the past five weeks, the Company has revealed an overall and continuing lack of cooperation, evidenced most recently by the fact that the documents and information received from the Company to date still remain deficient in substantial respects. In light of this conduct, the Audit Committee, Cadwalader and E&Y have been unable to conduct a thorough, independent internal investigation. Despite numerous and lengthy meetings, phone calls, emails, and memoranda in which expert advisors explained the importance of the internal investigation and the Company's cooperation with it, and despite the warnings of the potential serious ramifications of the Company's lack of cooperation, the situation has not improved in any material way. We can conclude that the Company, and in particular Mr. Cao, does not have the intention to cooperate with the internal investigation.[7]

2. ***Manner and Timing of Payments to the Audit Committee's Advisors.*** Although the Company has made certain invoice payments and retainer payments to Cadwalader and E&Y, the manner and timing of those payments have raised serious concerns regarding the Company's willingness and ability to pay for necessary investigative costs, and concerns about the veracity of banking information previously provided to Cadwalader and E&Y. In particular, the Company has previously provided documents indicating that it has a large cash balance at representing approximately % of the Company's cash balance as of December 31, 2010. Nevertheless, the Company has not paid Cadwalader and E&Y from its accounts at . Rather, the Company has paid the Audit Committee's advisers from either a much smaller Company account at

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[6] Mr. Licker indicated, however, that if such authorization was necessary immediately for the internal investigation to continue that he was willing to recommend that the Board grant such authorization.

[7] To the extent any public disclosures imply that the Company is cooperating with the internal investigation, such statements are inaccurate.

or, more troubling, from a personal bank account apparently belonging to an individual employee of Jiangbo. The Company also had previously indicated that the Company does not use and does not have access to internet banking, but the Company transferred funds to the Audit Committee's advisers via internet banking. Finally, although the Company pledged to timely pay an agreed-upon retainer to Cadwalader, the Company paid that retainer in piece meal and only days after it had indicated it would be paid in full. The Company explained to Cadwalader that the delay and partial payments were due to limitations placed on the Company's transfer of funds by the Company's banks. This explanation for the timing and manner of payment is either a troubling indication that the Company does not have free access to its cash balances, or a misleading excuse meant to hide the fact that the Company is unwilling to timely and fully honor its obligations to the Audit Committee.

3. ***No Realistic Options for Corrective Action.*** The Audit Committee has carefully considered potential ways in which the Company might be able to remediate the current situation, but have concluded that any such steps would be ultimately insufficient to permit the internal investigation to continue. Because we believe the primary source of the lack of cooperation is the Chairman, we have considered asking Mr. Cao to step down during the pendency of the internal investigation. However, we are convinced such a measure would be futile. First, we cannot unilaterally remove the Chairman for the pendency of the investigation, and understand that the Board would not act to remove Mr. Cao. Second, it is unreasonable to believe that Mr. Cao would voluntarily step down as Chairman. Third, even if Mr. Cao were to relinquish the chairman's position during the pendency of the internal investigation, the Audit Committee would fully expect, based on our experience and knowledge of the Company, that Mr. Cao would continue to exercise *de facto* control over the Company and the Board. The recent and consistent history of the Company's lack of cooperation with respect to the internal investigation is therefore more than likely to continue, and has made it impossible for Cadwalader and E&Y to continue the internal investigation in a credible and appropriate manner. Under such circumstances, the independent members of the Audit Committee can no longer serve the interests of shareholders by remaining on the Board.

Next Steps and Recommendations

In light of our decision to resign, we believe that it is appropriate to inform our fellow Directors of the steps we believe the Company should take to best ensure an acceptable transition and to best ensure that the Company's practices are improved to the extent possible. We therefore recommend that the Board resolve immediately to do the following:

- Authorize the Audit Committee to deliver to the SEC, per the SEC's request, all materials collected by Cadwalader and E&Y to date as part of the internal investigation;

- Authorize the Audit Committee to report to the SEC the initial observations from the internal investigation, and to report the fact of and reasons for the cessation of the investigation and the resignation of the independent members of the Audit Committee;

Confidential

- Remove unilateral check approval authority from Mr. Cao, and instead establish check approval authority to Mr. Jin, the CEO, and select others in senior management consistent with recognized "four-eyes principles"; and
- Direct the Company to implement standard Sarbanes-Oxley 404 policies as previously suggested by KPMG.

We regret that the Company has created circumstances that force us to resign as directors and that preclude the Audit Committee from conducting a thorough, independent investigation, which we believe clearly would benefit shareholders. We hope that you will permit a reasonable and professional transition.

Sincerely,

Michael Marks
Chair, Audit Committee of Jiangbo Pharmaceuticals, Inc.

John Wang
Member, Audit Committee of Jiangbo Pharmaceuticals, Inc.

EXHIBIT A

&

Exhibit B

Redacted due to privilege